Exhibit 21.1

Significant Subsidiaries of the Registrant

Subsidiaries of Cree, Inc.                            Jurisdiction
Cree Hong Kong Limited                            Hong Kong

Subsidiaries of Cree Hong Kong Limited                    Jurisdiction
Cree Huizhou Solid State Lighting Company Limited                People's Republic of China

*    For the fiscal year ended June 30, 2019